EXHIBIT 99.2

                     BION ENVIRONMENTAL TECHNOLOGIES, INC.

          Bion Announces New Chief Executive Officer and Director

November 22, 2010. New York, New York. Bion Environmental Technologies, Inc. (OTC BB: BNET) announced today that Bill O'Neill will join Bion's management team as its Chief Executive Officer and a member of Bion's Board of Directors, effective January 1, 2011.

Mr. O'Neill has over 20 years experience in the agriculture and food services industries. Most recently, he served as the VP - Business Development for Advance Brands, a fully-cooked protein business with approximately $225 million in annual sales. Throughout his career, O'Neill has focused on leveraging the latest technologies to the competitive advantages of his customers. His advance recognition of cutting edge methodologies in both manufacturing processes and retailer strategies has provided a primary basis for his successful senior management career.

Mr. O'Neill stated, "Bion's technology is game changing, and will add value to each link in the food chain. It not only changes how food is processed, it affects where the process can take place. American consumers (and others) have made their wishes clear: they are looking for affordable food products that are safer and that are produced with reduced environmental impacts. Bion's technology and its capabilities create a clear advantage in the ability to provide these types of products."

Mark Smith, Bion's president, stated, "We are very pleased to add Bill O'Neill to our core management team. As Bion transitions into a fully-operating, commercial company, Bill's abilities and unique experience will play a critical role in aligning Bion's capabilities with the production, processing and distribution companies that will most benefit from them."

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About Bion: Bion Environmental Technologies has provided environmental treatment solutions to the agriculture and livestock industry since 1990. Bion's patented next-generation technology provides a unique comprehensive treatment of livestock waste that achieves substantial reductions in nitrogen and phosphorus, ammonia, greenhouse and other gases, as well as pathogens, hormones, herbicides and pesticides. Bion's process simultaneously recovers cellulosic biomass from the waste stream to produce renewable energy.

Bion's technology enables development of large scale livestock facilities in strategic locations that provide greater efficiencies and dramatically reduced transportation costs that were previously impracticable due to their environmental impact. These environmentally-responsible large scale facilities can be integrated with existing or new food processing and renewable energy production operations to substantially reduce risk and improve the economics of all partners. For more information, see Bion's website: www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the word 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Mark A. Smith                           Craig Scott
President                               Vice President-Capital Markets/IR
719-256-5329                            303-843-6191 direct
mas@biontech.com                        cscott@biontech.com